Exhibit 99.1

Contact:
Manolo Zúñiga, CEO
Edward Caminos, Interim Chief Financial Officer
BPZ Energy, Inc.
281-556-6200

NEWS RELEASE
FOR IMMEDIATE RELEASE

BPZ ENERGY ANNOUNCES CHANGES IN MANAGEMENT TEAM

HOUSTON—June  2006—BPZ Energy, Inc. (OTC: BPZI) today reported that Randall D. Keys has resigned as Chief Financial Officer of BPZ Energy, Inc. as of June 15, 2006 to pursue entrepreneurial endeavors. Mr. Keys’ employment with the Company will end effective July 1, 2006 and he will remain available as a consultant to BPZ through at least September 2006. Mr. Keys said, “I am pleased with our accomplishments over the past year, which have positioned BPZ to begin drilling the first well in the Corvina field. This is a crucial step toward realization of BPZ’s gas-to-power project.”

Edward G. Caminos will serve as interim Chief Financial Officer while the Company conducts a search for a permanent replacement to Mr. Keys. Mr. Caminos has served as Corporate Controller for the Company since January 2005. Mr. Caminos has over 20 years of diversified experience in senior accounting and finance positions, primarily with international energy companies and is fluent in Spanish. Prior to joining BPZ, Mr. Caminos held positions at Duke Energy and Reliant Energy, managing the accounting and financial reporting activities of electric power plants in Latin America, Canada and Europe. He also served as Controller for Latin American operations of a major unit of Schlumberger and as Country Controller in Venezuela for M-I Drilling Fluids. Mr. Caminos began his career with the international public accounting firm of KPMG and earned a B.S. in Accounting from Bloomsburg University of Pennsylvania. He is a Certified Public Accountant.

Additional Management Changes

The Company is pleased to announce that Xavier A. Súñiga has joined BPZ as Vice President of Business Development effective July 1, 2006; he replaces Ron Roberson who left the Company for personal reasons. Mr. Súñiga will assist the Company in its gas marketing strategy, including the gas-to-power project and the recently announced possible joint venture with Suez Energy Peru, as well as gas sales to other industrial users in both Peru and Ecuador. Mr. Súñiga has been retained by the Company as a consultant since October 2005.

Mr. Súñiga brings with him considerable expertise in Latin America with experience in pipelines, power plants, oil and gas marketing, feasibility analysis and international negotiations.

Immediately prior to joining BPZ, Mr. Súñiga served as International Business Development Manager for Pipeline Management Group of Baker Petrolite, a division of Baker Hughes, Inc. Previous to that Mr. Súñiga served for over 15 years in various capacities for Enron Corporation; his last two assignments were Director of Business Development for EDC International Co. in Argentina, and a similar function with Enron Engineering & Construction Co. in Brazil.

Mr. Súñiga began his college studies at Escuela Superior Politecnica del Litoral in Guayaquil, Ecuador and completed his undergraduate work at South Dakota State University receiving a Bachelor’s Degree in Electrical Engineering. He went on to receive an MBA from the University of Nebraska at Omaha.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, Inc. said, “We are very pleased with both appointments, as each gentleman has broad experience in his respective field of endeavor. Ed has worked closely with the Chief Financial Officer since joining the company, and is intimately familiar with our accounting and financial processes. Xavier’s knowledge of the ongoing energy integration between South American countries is a very positive contribution to BPZ’s gas-to-power strategy and marketing of natural gas.”

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador. It is executing an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.2 million acres in three properties in northwest Peru. It also owns a working interest in a producing property in southwest Ecuador. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.